Exhibit 99.1

WRAP Appoints Public Safety Technology Executive Glenn Hickman as Chief Operating Officer

Former Axon Enterprises product leader to continue advancing BolaWRAP family of products

Elwood “Woody” Norris retiring from CTO Role, remain as strategic consultant

TEMPE, Arizona, July 2, 2021 -- Wrap Technologies, Inc. (the "Company" or "WRAP") (Nasdaq: WRAP), a global leader in innovative public safety technologies and services, announced the appointment of Glenn Hickman as Chief Operating Officer. Hickman will work closely with the growing engineering and operations teams to continue building out WRAP’s product lines. Woody Norris, inventor of the BolaWRAP, retired as CTO at the end of June and will continue to play an active role at WRAP as a strategic consultant focusing on new innovations.

Hickman is a proven executive with extensive research and development, supply chain, manufacturing, and software engineering experience. Hickman worked at Axon Enterprises (formerly TASER International) from 2011-2019, serving as Vice President of Research and Development from 2014-2019. At Axon, Hickman led the launch of six hardware products, all connected to an ecosystem of cloud software and mobile apps. He created engineering and supply chain processes and grew the engineering team from 35 to 70. Hickman was responsible for establishing the company’s first manufacturing line in Shenzhen, China, and an optics engineering team in Finland.

Hickman graduated with distinction from Stanford University, receiving his Bachelor and Master of Science in Mechanical Engineering. Hickman received his MBA with honors from Northwestern University’s Kellogg School of Management with a double major in Strategy and Marketing.

“I am proud to have Glenn join our executive team and work with Woody to continue the advancement of our BolaWRAP and WRAP Reality family of products,” said Tom Smith, President and CEO at WRAP. “As Woody continues to work on true innovation projects at WRAP, it is reassuring to know that Glenn will also be working to help drive new product development and organizational processes. Glenn’s impressive experience will be invaluable for WRAP as we grow.”

"I am excited to join WRAP to help develop and deliver solutions that solve the difficult problems facing law enforcement and their communities,” said Hickman. “The strong team that WRAP is assembling will continue to generate innovations around Woody’s original BolaWRAP invention and WRAP’s recently launched WRAP Reality platform.”

Woody Norris has had a long, distinguished career, authoring more than 80 US patents as an award-winning American inventor and serial entrepreneur. He will continue to work on breakthrough technologies for WRAP while also taking some well-deserved time for himself.

About WRAP
WRAP Technologies (Nasdaq: WRAP) is a global leader in innovative public safety technologies and services. WRAP develops creative solutions to complex issues and empowers public safety officials to safely protect and effectively serve their communities through its portfolio of advanced technology and superior training solutions.

WRAP’s BolaWRAP® Remote Restraint device is a patented, hand-held pre-escalation and apprehension tool that discharges a Kevlar® tether to temporarily restrain uncooperative suspects and persons in crisis from a distance. Through its many field uses and growing adoption by agencies across the globe, BolaWRAP is proving to be an effective tool to safely detain persons without injury or the need to use higher levels of force.

WRAP Reality, the Company’s virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform providing first responders with the discipline and practice in methods of de-escalation, conflict resolution, and use-of-force to better perform in the field.

WRAP’s headquarters are in Tempe, Arizona. For more information, please visit wrap.com.

Follow WRAP here:
WRAP on Facebook: https://www.facebook.com/wraptechnologies/
WRAP on Twitter: https://twitter.com/wraptechinc
WRAP on LinkedIn: https://www.linkedin.com/company/wraptechnologies/

Trademark Information
BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company's overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as "expect", "anticipate", "should", "believe", "target", "project", "goals", "estimate", "potential", "predict", "may", "will", "could", "intend", and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successfully implement training programs for the use of its products; the Company's ability to manufacture and produce product for its customers; the Company's ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company's product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the ability to obtain export licenses for countries outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company's ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:

Paul M. Manley
VP – Investor Relations
(612) 834-1804
pmanley@wrap.com

Media Contact: media@wrap.com